Power of Attorney


          The undersigned (the "Reporting Person") hereby constitutes and appoints
Eric E. Parsons, Michael T. Winslow and Justin R. Delaney (POA on file) as the Reporting Person's true and lawful attorney-in-fact to:

          (1) execute for and on behalf of the Reporting Person, in the Reporting Person's capacity as an officer or director of StanCorp Financial Group, Inc. (the "Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 of and the rules thereunder;

         (2) do and perform and all acts for and on behalf of the Reporting Person which may be necessary or desirable to complete and execute any such Form 3, 4 or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

          (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the Reporting Person.

         The undersigned further agrees to indemnify and hold harmless the Company and its officers, directors, and employees against any liability for any actions performed by them in good faith on behalf of the undersigned pursuant to this Power of Attorney.

         This Power of Attorney revokes all prior Powers of Attorney relating to reporting under Section 16(a) and shall remain in effect until the Reporting Person is no longer required to file Forms 3, 4 and 5 with respect to the Reporting Person's holdings of and transactions in securities issued by the Company, unless earlier revoked by the Reporting Person in a signed writing delivered to the foregoing attorney-in-fact.

         IN WITNESS WHEREOF, the Reporting Person has caused this Power of Attorney to be executed as of this 31st day of December, 2008.
                                                     /s/ David M. O'Brien